                                  EXHIBIT 10.9


                            SHARE PURCHASE AGREEMENT

            THIS AGREEMENT made as of the 28th day of February, 1999.

A M O N G:

               BOB BAGGA, a business person residing in Richmond Hill, Ontario, Canada

               (hereinafter referred to as the "VENDOR")

                                                               OF THE FIRST PART

                                     - and -


               INTERNATIONAL BARTER CORP., a corporation organized and existing under the laws of the State of Nevada, U.S.A.

               (hereinafter referred to as the "PURCHASER")

                                                              OF THE SECOND PART

                                     - and -


               BARTER BUSINESS EXCHANGE INC., a corporation organized and existing under the laws of the Province of Ontario, Canada

               (hereinafter referred to as the "CORPORATION")

                                                               OF THE THIRD PART

WHEREAS:

A. The Vendor is the registered and beneficial owner of all the issued and outstanding shares in the capital of the Corporation which he wishes to sell to the Purchaser;

B. The Purchaser wishes to purchase the said issued and outstanding shares in the capital of the Corporation owned by the Vendor, all upon and subject to the terms and conditions hereinafter set forth;

     NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto) the parties make the agreements and acknowledgments hereinafter set forth:



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                                    ARTICLE I
                                 INTERPRETATION

1.1 Definitions - Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

     (1) "AGREEMENT" means this Share Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article or Section; "Article", "Section", "paragraph" or "clause" means and refers to the specified article, section, paragraph or clause of this Agreement;

     (2) "BALANCE SHEET" means the balance sheet of the Corporation as at February 28, 1998, forming part of the Financial Statements;

     (3) "BRIDGE LOAN" means a loan from the Purchaser to the Vendor in the original principal amount of $500,000 pursuant to and in accordance with the terms of that certain bridge loan agreement between the Purchaser and the Vendor and related documents, including a stock pledge agreement pursuant to which, inter alia, the Vendor pledged the Purchased Shares to the Purchaser to secure the Vendor's obligations under the said bridge loan agreement, copies of which are attached hereto as SCHEDULE 1.1(C);

     (4) "BUSINESS" means the business presently and heretofore carried on by the Corporation consisting of barter trading operations, including the operation of the following offices:

          (1)  3357 Walker Road
               Unit 1C Windsor,
               Ontario N8W 5J5

          (2)  The Airport Centre
               5955 Airport Road
               Suite 224
               Mississauga, Ontario L4V 1R9

          (3)  8988 Fraserton Court
               Suite 105-B
               Burnaby, British Columbia V5J 5H8

     (5) "BUSINESS DAY" means a day other than a Saturday, Sunday or any other day on which the principal commercial banks located at the City of Toronto are not open for business during normal banking hours;

     (6) "CASH REVENUES" means the consolidated cash revenues of the Purchaser, inclusive of cash revenues of UBarter.com from March 1, 1999 to February 29, 2000, which does not include trade dollar revenues, and includes any incremental cash revenues to the Purchaser from any acquisitions of a majority interest (whether for cash or shares) in any entities during such period, including cash



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          revenues derived from strategic alliances or joint ventures of the
          Purchaser, provided that only any increase in cash revenues after the effective date of the acquisition be included;

     (7) "CLOSING" means the completion of the sale and purchase of the Purchased Shares hereunder by the transfer and delivery of documents of title thereto and the payment of the purchase price therefor as contemplated herein;

     (8) "CLOSING DATE" means the 1st of March, 1999, or such other date as the parties hereto may agree as to the date upon which the Closing shall take place;

     (9) "CLOSING TIME" means 1:00 o'clock in the afternoon on the Closing Date or such other time on the Closing Date as the parties hereto may agree as to the time on the Closing Date which the Closing shall take place;

     (10) "CORPORATE TRADE DOLLARS" means the barter currency commonly known by the parties as barter dollars;

     (11) "EFFECTIVE DATE" means the 28th day of February, 1999;

     (12) "FINANCIAL STATEMENTS" means the unaudited financial statements of the Corporation for the fiscal period ended February 28, 1998, consisting of the Balance Sheet and the statements of income, retained earnings and source and application of funds and all notes thereto as reported upon by The Sacks Partnership, Chartered Accountants, a copy of which is annexed hereto as SCHEDULE 4.1(j);

     (13) "IBC SHARES" means the 150,000 common shares in the capital stock of the Purchaser to be issued to the Vendor in partial payment and satisfaction of the Purchase Price pursuant to subsection 3.1(c)(iv) of this Agreement, as same may be adjusted;

     (14) "LETTER OF INTENT" means that certain letter of intent between the Purchaser and the Vendor as amended, copies of which are annexed hereto as SCHEDULE 1.1(m);

     (15) "PLEDGE AGREEMENT" means a share pledge by the Purchaser in favour of the Vendor in respect of the Purchased Shares in substantially the form attached hereto as SCHEDULE 1.1(o) which is to secure the Purchaser's obligations under the Promissory Note pursuant to subsection 3.1(c)(iii) of this Agreement;

     (16) "PURCHASE PRICE" has the meaning ascribed to it in subsection 3.1(a) of this Agreement;

     (17) "PURCHASED SHARES" means all of the issued and outstanding common shares in the capital of the Corporation which consists of 200 issued and outstanding shares in the capital of the Corporation, all of which are registered in the name of and are beneficially owned by the Vendor;

     (18) "PROMISSORY NOTE" means that certain promissory note in substantially the form attached hereto as SCHEDULE 1.1(r) in the original principal amount of up to Eight Hundred Fifty Thousand Dollars ($850,000), subject to reduction, if any, to be issued and delivered to the Vendor on closing in partial payment and satisfaction of the Purchase Price pursuant to subsection 3.1(c)(iii) of this Agreement; and



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     (19) "SUBSIDIARY" means, with respect to the Corporation, any corporation the shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of the shareholders of such corporation, of which are beneficially owned, directly or indirectly, by the Corporation.

1.2 Headings - The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Number - In this Agreement and unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.4 Accounting Principles - Unless otherwise expressly stated, wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.5 Schedules - The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

     Schedule 1.1(c) - Bridge Loan
     Schedule 1.1(m) - Letter of Intent
     Schedule 1.1(o) - Pledge Agreement
     Schedule 1.1(r) - Form of Promissory Note
     Schedule 4.1(j) - Financial Statements
     Schedule 4.1(k) - Undisclosed Liabilities
     Schedule 4.1(n) - Encumbrances
     Schedule 4.1(o) - Motor Vehicles and Equipment
     Schedule 4.1(p) - Leases, Rental Agreements, Conditional Sales Contracts,
                       Title Retention Documents and Licenses
     Schedule 4.1(q) - Intellectual Property and Related Documents
     Schedule 4.1(s) - Leases and Licences of Real Property
     Schedule 4.1(v) - Employees, Officers and Directors
     Schedule 4.1(w) - Employment, Management, Service, Employee Benefit,
                       Deferred Compensation, Pension, Profit Sharing, Union and Other Similar Agreements and Plans
     Schedule 4.1(aa)- Litigation and Claims
     Schedule 4.1(cc)- Bank Accounts
     Schedule 4.1(ff)- Insurance
     Schedule 4.1(gg)- Long Term Indebtedness
     Schedule 4.1(hh)- Non-Arm's Length Contracts, Agreements or other
                       Arrangements
     Schedule 4.1(ii)- Payments and Loans with Directors, Officers, etc.
     Schedule 8.4(n) - Opinion of Counsel for the Vendor and the Corporation
     Schedule 8.4(o) - Form of Release of the Vendor
     Schedule 8.4(p) - Form of Employment Agreement
     Schedule 8.5(c) - Opinion of Counsel for the Purchaser



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     Schedule 8.5(d) - Form of Release of the Corporation

1.6 Currency - All payments required hereunder to be made and all currency mentioned herein shall be in and refer to Canadian dollars.

1.7 Reference to Statutes - All references contained in this Agreement to a statute shall be deemed to be made to such statute as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of any such amendment, re-enactment or replacement, such reference herein to a provision of such statute shall be read as a reference to such amended, re-enacted or replaced provision.


                                   ARTICLE II
                                BRIDGE FINANCING

1.8 Advance of Bridge Loan - As a pre-condition to entering into this Agreement, the Purchaser advanced to the Vendor the original principal amount of Five Hundred Thousand Dollars ($500,000) in cash pursuant to and in accordance with the terms of the Bridge Loan, which advance shall constitute partial payment and be applied on Closing in satisfaction of an equivalent amount of the Purchase Price in respect of the Purchased Shares.


                                   ARTICLE III
                                PURCHASE AND SALE

1.9 Action by Vendor and Purchaser - Subject to the terms and conditions of this Agreement, at the Closing Time, to be effective from the Effective Date:

     (1) Purchase Price - The Vendor shall sell and the Purchaser shall purchase the Purchased Shares for an aggregate purchase price of Two Million, Four Hundred and Fifty Thousand Dollars ($2,450,000) (the "PURCHASE PRICE").

     (2) Delivery of Certificates, etc. -The Vendor shall deliver to the Purchaser or its nominee at the Closing certificates or documents of title or other evidences of ownership of the Purchased Shares to be sold and purchased hereunder duly endorsed for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record thereof, all in form and substance sufficient to permit the recording or registration of the Purchaser or its nominee as the new owner of record of the Purchased Shares in compliance with all applicable requirements, provisions and procedures relating to the recording or registration of such ownership. The Vendor shall also deliver to the Purchaser certified copies of the resolutions of the board of directors or shareholders of the Corporation, as the case may be, required to approve the transfer of the Purchased Shares by the Vendor to the Purchaser or its nominee.

     (3) Payment to the Vendor - Subject to the Adjustments and after applying the principal amount of the Bridge Loan in partial payment and satisfaction thereof, the Purchaser shall pay the balance of the Purchase Price on Closing as follows:

          (1) by delivery to the Vendor of a certified cheque or bank draft made payable in lawful money of Canada in the amount of Three Hundred Fifty Thousand Dollars ($350,000) and a certified cheque or bank draft made payable in lawful money of The United States in the amount of



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               One Hundred Thousand Dollars (US $100,000), both to or to the order of the Vendor, or as he may further direct;

          (2) by delivery to the Vendor of Corporate Trade Dollars having an original face value of Two Hundred Fifty Thousand Dollars ($250,000);

          (3) by delivery to the Vendor of the Promissory Note. The principal amount of the Promissory Note shall be $850,000 to be reduced by the amount, if any, that 10% of the Cash Revenues is less than $750,000 for the period ended March 1, 2000 (the "REDUCTION"), provided that in no event may the Reduction be more than $750,000. If 10% of the Cash Revenues exceeds $750,000, the Purchaser will pay to the Vendor on March 1, 2000 such amount over $750,000 in common shares of the Purchaser, registered and freely tradeable, without restriction, with a value per share equal to the closing trading price on the Business Day immediately preceding March 1, 2000. The Promissory Note shall be secured by the Pledge Agreement which shall be delivered by the Purchaser to the Vendor on Closing and which shall constitute a security interest in first position (subject to any encumbrances existing on Closing prior to the Purchaser acquiring the Purchased Shares), but subject and subordinated to the rights of the Purchaser under the Bridge Loan until such time as the Bridge Loan has been fully repaid by the Vendor to the Purchaser and the Vendor's obligations thereunder have been fully satisfied. While the Promissory Note is outstanding, the Purchaser may not transfer any assets of the Corporation out of the usual and normal course of Business or in any case for consideration greater than $25,000 without the consent of the Vendor, not to be unreasonably withheld; and

          (4) the issuance by the Purchaser to the Vendor of the IBC Shares, which IBC Shares shall carry registration rights requiring the Purchaser upon demand of the Vendor to prepare and file with the Securities and Exchange Commission a registration statement in respect of the IBC Shares as soon as possible and, in any event, no later than sixty (60) days after Closing. Upon registration, the IBC Shares shall have a minimum aggregate value of Three Hundred Fifty Thousand Dollars ($350,000), failing which the Purchaser covenants and agrees to make up the difference at the option of the Purchaser by either (i) a payment of cash; or (ii) through the issuance to the Vendor of additional common shares in the capital stock of the Purchaser (the "ADDITIONAL IBC Shares"). The Vendor acknowledges and agrees that none of the IBC Shares (and, if applicable, the Additional IBC Shares), nor any portion thereof, may be sold, conveyed, transferred, traded or disposed of on or before the earlier of (i) six (6) months after Closing; and (ii) September 1, 1999, provided that no more than Twenty Five Thousand (25,000) IBC Shares (including, if applicable, Additional IBC Shares) may be sold per month after September 1, 1999, unless the Vendor gives prior written notice to the Purchaser.

     (4) Adjustments to Purchase Price - Each of the parties acknowledge and agree that the determination of the Purchase Price is based on several assumptions (the "ASSUMPTIONS") relating to the financial condition of the Corporation disclosed to the Purchaser through representations made by the Vendor and the unaudited



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          financial statements prepared by management of the Corporation dated as of July 31, 1998, including:

          (1) average monthly cash revenues for the quarter ended September 30, 1998 of at least $150,000;

          (2) average monthly trade revenues for the quarter ended September 30, 1998 of at least $100,000;

          (3) collectible accounts receivables with an age of not more than 120 days past due at Closing Time of at least $320,000;

          (4)  inventory at Closing Time of at least $435,000;

          (5) accounts payable at Closing Time of not more than $80,000, exclusive of goods and services tax which may be payable; and

          (6) a total Corporate Trade Dollar trade exchange deficit at Closing Time of no greater than $5,200,000.

          The Purchase Price will be subject to adjustment (the "ADJUSTMENT") to account for any change in the revenues, accounts receivables, inventory, trade exchange deficit and liabilities of the Corporation which differ from the Assumptions, or reflect changes from the date of the Letter of Intent to the Closing Time. For greater certainty, it is agreed by the parties hereto that cash adjustments shall be made with cash and/or certified funds and Corporate Trade Dollar adjustments shall be made with Corporate Trade Dollars.

          In the event the financial condition of the Corporation differs from the Assumptions at the Closing Time, the parties will enter into good faith negotiations for a period not to exceed ten (10) Business Days from the Closing Time in an effort to agree on the Adjustment to the Purchase Price. If the parties cannot agree on an Adjustment to the Purchase Price within the said ten (10) Business Day period, neither party will be obligated to consummate the acquisition of the Purchased Shares contemplated by this Agreement and, within ninety (90) days of written demand by the Purchaser, the Vendor shall repay the principal amount of the Bridge Loan to the Purchaser, together with interest thereon calculated at 8% per annum.



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                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

1.10 The Vendor hereby covenants, represents and warrants to the Purchaser that:

     (1) Right to Sell - The Purchased Shares constitute in the aggregate all of the issued and outstanding shares in the capital stock of the Corporation and, subject only to the terms and conditions of a pledge agreement among the Purchaser, the Vendor and Tollefsen Business Law PLC dated December 28, 1998, the Vendor is the sole registered and beneficial owner of the Purchased Shares, free and clear of all liens, charges, pledges, security interests, demands, adverse claims, rights, or other encumbrances whatsoever and no person, firm or corporation now has or at Closing will have any right, option, agreement or arrangement capable of becoming an agreement for the acquisition of any of the Purchased Shares or any interest therein from the Vendor.

     (2) Due Authorization, etc. - The Corporation has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other instruments contemplated herein and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Corporation. The Vendor has all necessary power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and the consummation of the transactions contemplated hereunder and thereunder.

     (3) Valid and Binding Obligation - This Agreement constitutes and the agreements and other instruments contemplated herein when executed will constitute valid and binding obligations of the Vendor and the Corporation enforceable against each of them in accordance with the terms hereof and thereof subject, however, to limitations with respect to enforcement imposed in connection with laws affecting the rights of creditors generally including, without limitation, applicable bankruptcy, insolvency, moratorium, reorganization or similar laws and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     (4) No Violation - The disposition of the Purchased Shares and the entering into and performance of this Agreement and the agreements and other instruments contemplated herein will not violate, contravene, breach or offend against or result in any default under any security agreement, indenture, mortgage, lease, order, undertaking, licence, permit, agreement, instrument, charter or by-law provision, resolution of shareholders or directors, statute, regulation, judgment, decree or law to which the Vendor or the Corporation is a party or by which it may be bound or affected and neither the Vendor nor the Corporation are, or will be at Closing, party to or subject to or bound by the terms of any unanimous shareholder agreement that restricts the transfer of shares in the capital of the Corporation. No licenses, agreements or other instruments or documents will terminate or require assignment as a result of the entering into of this Agreement or the consummation of the transactions contemplated hereby.



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     (5)  Organization and Good Standing of the Corporation - The Corporation is
          a corporation duly incorporated, duly organized, validly existing, in good standing and is up to date in all of the filings and registrations required under the laws of the Province of Ontario and has all necessary corporate power, authority and capacity to own or lease its property and assets (including, without limitation, the property and assets shown in the Balance Sheet) and to carry on the Business as presently conducted by it. Neither the nature of the Business nor the location or character of the property owned or leased by the Corporation requires the Corporation to be registered, recorded, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than in the Province of Ontario, where it is duly registered, recorded, licensed or otherwise qualified and in good standing for such purpose, and British Columbia, where at the moment its wholly owned subsidiary Vancouver Barter Business Exchange Inc. ("VANCOUVER BBE") has been dissolved for failure to file its annual returns as required. No such registration, record, licence or qualification contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the operation of the Purchased Business.

     (6) Subsidiaries - The Corporation has one (1) Subsidiary, Vancouver BBE, and owns 50 per cent (50%) of the issued and outstanding shares of 1099048 Ontario Ltd. operating as BBE Windsor, and otherwise owns no shares in the capital of any other corporation and has not agreed to acquire any Subsidiary or any shares in the capital of any other corporation or to acquire or lease or invest directly or indirectly in, any other business operations.

     (7) Authorized Capital - The authorized capital of the Corporation now consists of and at Closing shall consist of an unlimited number of common shares without par value, an unlimited number of Class B shares without par value and an unlimited number of Class C shares without par value, of which there are and at Closing shall be 200 issued and outstanding common shares and no issued and outstanding Class B or C shares.

     (8) Issued Shares - Of the authorized capital of the Corporation 200 COMMON SHARES (and no more) have been duly and validly issued and are outstanding as fully paid and non-assessable shares in the capital of the Corporation. The certificates evidencing such shares do not contain any reference to a restriction on the transfer of the Purchased Shares (other than set out in the Articles of Incorporation) a unanimous shareholder agreement, a lien in favour of the Corporation or an endorsement regarding a dissenting shareholder under s.184(ii) of the Business Corporations Act (Ontario), and bear no restrictive legends. Neither the constating documents or by-laws of the Corporation nor any agreement contain or provide for restrictive legends thereto.

     (9) No Options - No options, warrants, convertible obligations or other rights to purchase or acquire shares or other securities of the Corporation have been authorized, allotted or agreed to be issued or are outstanding.

     (10) Financial Statements - The Financial Statements which are attached hereto as SCHEDULE 4.1(j) including the Balance Sheet, the statements of income, retained earnings and source and application of funds therein contained and the notes thereto are true and correct and have been prepared in accordance with generally



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

          accepted accounting principles applied on a basis consistent with those of preceding periods and present fairly:

          (1) all of the assets, liabilities (whether accrued, determinable, absolute, contingent or otherwise) and the financial condition of the Corporation as at February 28, 1998; and

          (2) the sales, earnings and results of operations of the Corporation during the period(s) covered by such Financial Statements.

     (11) Absence of Undisclosed Liabilities - Except to the extent reflected or reserved against in the Balance Sheet (including the notes thereto) or incurred subsequent to the date thereof and disclosed in SCHEDULE 4.1(k) or elsewhere in this Agreement (including the Schedules hereto) and except for unsecured current obligations and liabilities incurred in the ordinary and usual course of the Business and which are not materially adverse to the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of the Corporation, the Corporation does not have any material outstanding indebtedness or any material liabilities or obligations (whether accrued, determinable, absolute, contingent or otherwise) in respect of which the Corporation or the Purchaser may be liable on or after the completion of the transactions contemplated by this Agreement.

     (12) Tax Matters - Except to the extent reflected in or reserved against in the Balance Sheet, the Corporation is not liable for any Canadian federal, provincial or municipal or local taxes, levies, assessments or other taxes in respect of its income, business or property or for the payment of any tax instalment due in respect of its current taxation year and, except as aforesaid, no such taxes, assessments or penalties are required to be reserved against. The Corporation has duly and completely filed in a timely manner all tax returns required to be filed by it and has duly paid all taxes due from it to the federal, provincial or local taxing authorities including without limitation, those due in respect of its properties, income, franchises, licences, sales, use of property and payrolls. There are no tax liens upon any of the properties or assets, real, personal or mixed, tangible or intangible, of the Corporation, whether or not recorded or made subject of a lien or public notice. There are no questions relating to, or claims asserted for, taxes or assessments against the Corporation. The Canadian federal revenue tax liability of the Corporation has been reviewed and determined by Revenue Canada for the financial years ending in February 28, 1998 (and all amounts owing thereunder have been paid). There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of income tax or the filing of any tax return by, or payment of any tax by, or levying of any governmental charge against, the Corporation. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened against the Corporation in respect of taxes or governmental charges or any matters under discussion with any governmental authority relating to taxes or governmental charges asserted by any such authority. The Corporation has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.



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

     (13) Business Carried on in Ordinary Course - The Business has been carried on in the ordinary and usual course since the date of the Balance Sheet and, other than the transaction resulting in the purchase of Robin Maini's shares in the Corporation by the Vendor effective December 28, 1998 and all matters related thereto, there has been no change in the affairs, business, prospects, operations or condition of the Business, financial or otherwise, or arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, act of God or otherwise, except changes occurring in the ordinary and usual course of the Business and which, in the aggregate, have not materially adversely affected and will not materially adversely affect the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of the Corporation.

     (14) Title to and Use of Properties - The Corporation has good and marketable title to all its properties and assets, interests in properties and assets, real and personal, tangible and intangible, including without limitation those reflected in the Balance Sheet or acquired since the date of the Balance Sheet (except as since transferred, sold or otherwise disposed of in the ordinary and usual course of business in compliance with this Agreement), free and clear of all mortgages, security interests, charges, adverse claims, rights, pledges, demands, liens, title retention agreements, or other encumbrances of any nature or kind except as shown in SCHEDULE 4.1(n). To the knowledge of the Vendor and the Corporation, the uses to which any real property of the Corporation (including leasehold property) have been put are not in breach or violation in any respect of any statute, by-law, ordinance, regulation, covenant, governmental restriction or official plan, municipal or otherwise. No notice of a public taking has been received regarding any real estate or properties occupied by the Corporation. The Corporation has neither agreed to assign, transfer or otherwise dispose of any interest in real property leased by it nor has it granted to any person any right or privilege capable of becoming an agreement to acquire any such interest.

     (15) Condition and Description of the Corporation's Assets - All facilities, machinery and equipment owned and used by the Corporation in connection with the Business are in good operating condition, are in a state of good repair and maintenance, reasonable wear and tear excepted, are useable in the ordinary course of the Business and are in compliance with all applicable laws, regulations, by-laws, ordinances and orders. All motor vehicles and equipment owned or used by the Corporation are described in SCHEDULE 4.1(o).

     (16) Tangible and Intangible Properties - The Corporation is entitled to use in connection with the Business all equipment, other personal property and fixtures in the possession or custody of the Corporation which, as of the date hereof, are leased, rented, acquired under a conditional sales contract or other title retention document, or are held under licence or similar arrangement, a list of which and of the leases, rental agreements, conditional sales contracts, title retention documents, licences, agreements or other documentation relating thereto is set forth in SCHEDULE 4.1(p).

     (17) Intellectual and Industrial Property Rights - Neither the Vendor nor the Corporation has received notice that, and to the best knowledge and belief of the Vendor and the Corporation, the Corporation is not infringing any patent, trade mark, trade name, copyright, proprietary or similar right, domestic or foreign, of any other person, firm or corporation. There is included in SCHEDULE 4.1(q) a list (including, where applicable, applications for registration and registration particulars) of all registered service marks, registered copyrights, trade names, industrial designs, trade marks, and patents, both domestic and foreign, which are owned or used by the Corporation and the Corporation has the sole and exclusive right to use the same and the same are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto. There are neither any royalty payments or licence fees payable to or by the Corporation nor any licence, registered user or other agreements in respect thereof.

     (18) Collectability of Accounts Receivable - All accounts receivable, book debts and other debts due or accruing to the Corporation are bona fide and to the best knowledge and belief of the Vendor and the Corporation, are good and collectible at the aggregate recorded amounts thereof (subject to no defence, counterclaim or set off) and, in respect of those having an age of not more than 120 days past due, having a value of at least Three Hundred Twenty Thousand Dollars ($320,000) as at the Closing Time.

     (19) Leases and Licences of Real Property - The Corporation is not a party to or bound by any leases or licences of real property or agreements in the nature of leases or licences of real property, either as lessor or lessee, or agreements to enter into such leases or licences, other than those referred to in SCHEDULE 4.1(s) (in which is specified the parties, their dates of execution and expiry dates, any options to renew, the location of any leased or licensed lands or premises and the rental payments thereunder) and all interests held by the Corporation as lessor, lessee, licensor or licensee under such leases, licences or agreements and to the knowledge and belief of the Vendor and the Corporation, are free and clear of any and all mortgages, security interest, charges, adverse claims, rights, pledges, demands, liens, title retention agreements and other encumbrances of any nature or kind whatsoever. All rental and other payments required to be paid by or to the Corporation pursuant to such leases, licences or agreements have been duly paid and the Corporation is not otherwise in default in meeting its obligations under any such leases, licences or agreements. To the best knowledge and belief of the Vendor and the Corporation, there are no events or circumstances which could give rise to such parties claiming default by the Corporation under such leases, licences or agreements. No consent of any parties to such leases, licences or agreements (other than the Corporation) is required by reason of the transactions contemplated hereby except as specified in SCHEDULE 4.1(s) nor will such transactions impose any more onerous obligations on the Corporation under such leases, licences or agreements.

     (20) Real Property - The Corporation is not now and never has been the registered or beneficial owner of any real property whatsoever and, save and except as disclosed in SCHEDULE 4.1(s), the Corporation does not and never has had any interest (leasehold or otherwise) in any real property whatsoever.

     (21) Compliance with Contracts - To the best knowledge and belief of the Vendor and the Corporation, the Corporation is not in material default under any contract, lease, licence, engagement agreement, commitment, indenture or other instrument, whether written or oral, (including, without limitation, those referred to in the Schedules hereto) to which it is a party and to the best knowledge and belief of the Vendor and the Corporation, all such contracts, leases, licence, engagements, agreements, commitments, indentures or other instruments are now in good standing and in full force and effect and the Corporation is entitled to all rights and benefits thereunder.

     (22) Employees, etc. - There are set forth in SCHEDULE 4.1(v) the names and titles of all the directors and officers of the Corporation, and of all personnel employed or engaged in the Business thereof, together with particulars of the material terms and conditions of employment or engagement of such persons, including rates of remuneration, benefits and positions held.

     (23) Employment Contracts, etc. - Except as disclosed on SCHEDULE 4.1(w), the Corporation does not have any written contracts of employment entered into with any employees employed by the Corporation, any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law, any management, any employee benefit, deferred compensation, profit sharing or other similar agreement or plan.

     (24) Vacation Pay, etc. - All vacation pay, bonuses, commissions and other emoluments for employees of the Corporation are reflected and have been properly accrued in the Financial Statements and books of account of the Corporation and such accruals are adequate to meet any bona fide claims of employees.

     (25) Accuracy of Books and Records - The books and records of the Corporation, financial and otherwise, fairly and correctly set out and disclose in all material respects the financial position of the Corporation and all material financial and other transactions have been accurately recorded in such books and records.

     (26) Absence of Guarantees - The Corporation has not given or agreed to give, or is a party or bound by, any indemnity, or any guarantee of indebtedness or other obligations of third parties or any other commitment by which the Corporation is or is contingently responsible for such indebtedness or other obligations, other than those given pursuant to the transaction with Robin Maini of January 7, 1999.

     (27) Litigation and Claims - Except as disclosed in SCHEDULE 4.1(aa):

          (1) there is no suit, action, litigation, labour grievance or complaint, investigation, (including, without limitation, investigations under human rights or health and safety legislation) or administrative, governmental, arbitration or other proceeding (whether or not purportedly on behalf of the Corporation), including without limitation appeals and applications for review, in progress, or to the best knowledge and belief of the Vendor and the Corporation, pending or threatened against or relating to the Corporation, or affecting its respective properties or the Business, or affecting the Purchased Shares, or affecting the right of the Vendor to enter into this Agreement or perform the Vendor's obligations hereunder;

          (2) the Vendor is not aware (after due enquiry from the senior officers of the Corporation) of any existing grounds upon which any suit, action, litigation, labour grievance or complaint, investigation or proceeding referred to in clause (i) above might be commenced with any reasonable likelihood of success;

          (3) there is not presently outstanding against the Corporation any judgment, decree, injunction, rule, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator or any settlement agreement binding upon it or them;

          (4) Neither the Vendor nor the Corporation has received notice of, and to the best knowledge and belief of the Vendor and the Corporation, there are no open files, notices of violation or outstanding work orders relating to the equipment, building or realty owned or used by the Corporation from or required by any police, fire department, sanitation, health, worker safety or factory authorities or any federal, provincial or municipal authority, or any matters under discussion with any such authority or department relating to open files, notice of violation or work orders. No order affecting the Corporation has been issued or is expected to be issued by the Ministry of Labour, Worker's Compensation Board or any other ministry, agency or authority; and

          (5) there are no proceedings, investigations, assessments or claims now in affect against the Corporation pursuant to the Income Tax Act (Canada).

     (28) Compliance with Applicable Laws, etc. - To the best knowledge and belief of the Vendor and the Corporation, the Corporation is conducting the Business in compliance with all applicable laws, rules, regulations, by-laws and ordinances of each jurisdiction in which the Business is carried on and is not in breach of any such laws, rules, regulations, by-laws and ordinances. Without limiting the foregoing, the Corporation has obtained all licences, permits or other governmental authorizations necessary to the ownership of its assets and properties or the conduct of its Business where a failure to obtain same might adversely affect the Business, or the operations, assets or condition (financial or otherwise) of the Corporation. Neither the Vendor nor the Corporation has offered, paid or agreed to pay directly or indirectly any money or anything of value to any individual who is or was an official of any foreign, federal, provincial or local government, or any agency or instrumentality thereof, or to any individual who is or was an officer or employee or any present or former customer of the Corporation or any predecessor thereof, for the purpose of or with the interest of inducing that individual to use his or her influence to obtain or maintain significant business for the Corporation or otherwise significantly affect the Business or the operations, properties or assets of the Corporation (financial or otherwise).

     (29) Bank Accounts, etc. - There is set forth in SCHEDULE 4.1(cc) the name of each bank or other depository in which the Corporation maintains any bank account, trust account or safety deposit box and the names of all persons authorized to draw thereon or who have access thereto.

     (30) Residence of the Vendor - The Vendor is not a non-resident of Canada for the purposes of Section 116 of the Income Tax Act (Canada).

     (31) Inventories - The inventories of the Corporation as at the Closing Time shall:

          (1) consist solely of items of tangible and intangible personal property and services of the kind and quality regularly used or produced in the

               Business by the Corporation and which are, to the best knowledge and belief of the Vendor and the Corporation, of marketable quality; and

          (2)  have an aggregate value of at least $435,000.

     (32) Insurance - The Corporation maintains such policies of insurance, issued by responsible insurers, as are appropriate to its Business, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. SCHEDULE 4.1(ff) lists all such policies together with worker's compensation coverages presently maintained by the Corporation together with a brief description of each such policy including the types of policy, name of insurer, coverage limits, expiration dates and annual premiums. All such policies of insurance are in full force and effect and the Corporation is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under or with respect to any such policy has been received by the Corporation. The Vendor has no knowledge (after due enquiry from the officers of the Corporation) of any circumstances or occurrences which might form the basis of a material increase in premiums.

     (33) Long Term Indebtedness - Except as set forth in SCHEDULE 4.1(gg), the Corporation does not have outstanding any bonds, debentures, mortgages or notes, and is not under any obligation to create or issue any bonds, debentures, mortgages or notes. Furthermore, except as set forth in SCHEDULE 4.1(gg), the Corporation does not have any indebtedness maturing more than one year after the date of its creation or issuance and the Corporation is not under any agreement or obligation to create, incur or issue any such indebtedness.

     (34) Non-Arm's Length Transactions - Except as disclosed in SCHEDULE 4.1(hh), the Corporation is not and has not been since the date of the Balance Sheet a party to any contract, agreement or arrangement with any associated or affiliated corporation within the meaning of the Business Corporations Act, (Ontario) or with any of its officers, directors, shareholders or employees, or former officers, directors, shareholders or employees, or any other person not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)), with any of the foregoing.

     (35) Payments and Loans to Directors, Officers, etc. - Other than pursuant to the transaction with Robin Maini of January 7, 1999, since the date of the Balance Sheet, the Corporation has not made or authorized any payment to or conferred or authorized to be conferred any benefit upon any of its officers, directors, shareholders or employees, or former officers, directors, shareholders or employees or to any other person not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing, except in the ordinary and usual course of the Business and at the regular rates payable to them of salary, pension, bonuses, rents or other remuneration of any nature and relocation expenses and reimbursements and except as disclosed in SCHEDULE 4.1(ii). There have not been any increases in the rates of salary, pension, bonuses, rents or other remuneration of any nature or relocation expenses or reimbursements payable to any such person since the date of the Balance Sheet except increases disclosed in SCHEDULE 4.1(ii) and increases approved by the Purchaser in advance in writing. Except as expressly otherwise disclosed in SCHEDULE 4.1(ii), the Corporation has not made any loans or has any indebtedness outstanding to any of its officers, directors, shareholders or employees, or former officers, directors, shareholders or employees or to any other person not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing.

     (36) Copies of Agreements, etc. - True, correct and complete copies of all mortgages, leases, agreements, instruments and other documents listed in the Schedules hereto have been made available for review by the Purchaser.

     (37) Corporate Records - The corporate records and minute books of the Corporation contain accurate and complete minutes of all meetings of the directors and shareholders of the Corporation since the date of incorporation thereof (all of which meetings were duly called and held) and copies of all by-laws and resolutions passed by its directors and shareholders at such meetings. Each of the Corporation's share certificate books, share registers, transfer registers and other corporate registers and records are complete and accurate.

     (38) Changes to Law and Technology - There are no proposed environmental, safety, health or other laws, rules or regulations and no new technological developments of which the Vendor or the Corporation has any knowledge which might have an adverse effect on the Business or operations of the Corporation or which might require substantial new capital investment by the Corporation in the Business, provided that the Vendor and the Corporation make no representation or warranty with respect to disruptions to the Business caused by what is commonly referred to as the "Year 2000 computer bug".

     (39) Absence of Unusual Transactions - Other than in connection with the transaction with Robin Maini of January 7, 1999, since the date of the Balance Sheet and without limiting anything elsewhere contained in this Agreement the Corporation has not:

          (1) transferred, assigned, sold or otherwise disposed of any of the assets shown in the Balance Sheet or cancelled any debts or claims except in each case in the ordinary and usual course of the Business;

          (2) incurred or assumed any indebtedness, obligation or liability (whether accrued, determinable, absolute, contingent or otherwise), except those listed in SCHEDULE 4.1(k) and except unsecured current obligations and liabilities incurred in the ordinary and usual course of the Business which are not materially adverse to the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of the Corporation;

          (3) issued or sold any shares in its capital stock or any warrants, bonds, debentures or other corporate securities of the Corporation or issued, granted or delivered any right, option or other commitment for the issuance of any such or other securities;

          (4) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than current liabilities included in the Balance Sheet, and current liabilities incurred since the date thereof in the ordinary and usual course of the Business;

          (5) declared or paid any dividend or declared or made any other distribution in respect of its capital stock or purchased, redeemed or otherwise acquired any of the shares of the Corporation or effected any subdivision, consolidation or reclassification of or other change to the Corporation's capital stock, except a dividend of $55,000 declared on February 26, 1999 for the benefit of the Vendor;

          (6) suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of the Business where such loss, rights, commitment or transaction materially adversely affects or which will materially adversely affect the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of the Corporation;

          (7) amended or changed or taken any action to amend or change its charter or by-laws;

          (8) made or made a commitment to make any general wage or salary increases in respect of personnel which it employs;

          (9) except as disclosed in SCHEDULE 4.1(n), mortgaged, pledged, charged, subjected to an adverse claim, granted rights in, subjected to a demand, subjected to a title retention agreement, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

          (10) except as disclosed on SCHEDULE 4.1(w) made or authorized or intended to make any capital expenditures (except expenditures in the ordinary and usual course of the Business); or

          (11) authorized or agreed or otherwise have become committed to do any of the foregoing.

     (40) Other Material Contracts - The Corporation has no outstanding contract, lease, licence, agreement, indenture, engagement, commitment or other instrument, whether written or oral, of any nature or kind whatsoever (including, without limitation, all tenders, quotations and orders open for acceptance) which has not been disclosed to and made available for inspection by the Purchaser.

          To the best of the knowledge, information and belief of the Vendor (after due enquiry of the senior officers of the Corporation), the Corporation has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations thereunder.

     (41) Third Party Discussions - The Purchaser shall not incur any liability in connection with the consummation of the transaction contemplated by this Agreement to any third party with whom the Vendor or his agents and affiliates have had discussions regarding the disposition of the Purchased Shares.

     (42) Accounts Payable - The cash accounts payable of the Corporation as at the Closing Time have an aggregate value of no greater than $80,000, exclusive of goods and services tax which may be payable by the Corporation.

     (43) Corporate Trade Dollars - The trade exchange deficit in respect of the Corporate Trade Dollars as at the Closing Time has an aggregate value of no greater than $5,200,000. The Corporation has accounted for an amount not in excess of $500,000 of Corporate Trade Dollars payable by the Vendor and Robin Maini to the Corporation (the "EXPENSES") as an expenditure of the Business prior to the Closing Date. The Vendor has no further claim for Corporate Trade Dollars against the Purchaser or the Corporation, as such accounting for the Expenses satisfies in full the obligation of the Purchaser to pay $500,000 of Corporate Trade Dollars to the Vendor under the provisions of the Letter of Intent.

     (44) Full Disclosure - None of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Corporation and its property, business and affairs. The Vendor has no information or knowledge of any material facts relating to the Business or to the Purchased Shares which the Vendor has not disclosed to the Purchaser and which are not within the public domain and which in the aggregate would have a material adverse effect on the financial condition or prospects of the Corporation.

1.11 No Change - All the covenants, representations and warranties of the Vendor and the Corporation, were true and correct as of the date of the Financial Statements, are true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date and the Closing Date.

1.12 Reliance - The Vendor hereby expressly acknowledges that the Purchaser is relying upon the covenants, representations and warranties of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto in connection with the purchase of the Purchased Shares hereunder.


                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

1.13 The Purchaser hereby covenants, represents and warrants to the Vendor that:

     (1) Organization and Good Standing - The Purchaser is a corporation duly incorporated and organized, validly existing, in good standing and is up to date in all of the filings and registrations required under the laws of the State of Nevada, U.S.A.

     (2) Due Authorization, etc. - The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other instruments contemplated herein and the performance of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Purchaser.

     (3) Valid and Binding Obligation - This Agreement constitutes and the agreements and other instruments contemplated herein when executed will constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with the terms hereof and thereof subject to limitation with respect to enforcement imposed in connection with laws affecting the rights of creditors generally including, without limitation, applicable bankruptcy, insolvency, moratorium, reorganization or similar laws and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     (4) No Violation - The Purchaser is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of any of the terms hereof.

     (5) Securities Law - The Purchaser is duly registered as a public company with the Securities and Exchange Commission (the "SEC") and is in compliance with all applicable securities laws of the United States.

     (6) IBC Shares - The IBC Shares, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding shares in the capital of the Purchaser, and will be duly registered with the SEC pursuant to a registration statement. Subject to the provisions contained herein, and to any legal circumstances personal to the Vendor concerning trading shares of the Purchaser from time to time, there will be no restrictions preventing the Vendor from freely trading the IBC Shares on the NASDAQ OTC exchange or on such other exchange as the shares of the Purchaser may be listed from time to time.

1.14 Reliance - The Purchaser hereby expressly acknowledges that the Vendor is relying upon the covenants, representations and warranties of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto in connection with the sale of the Purchased Shares hereunder.


                                   ARTICLE VI
                         NO BROKER AND EXCLUSIVE DEALING

1.15 No Broker - Each of the parties hereto represents and warrants to the others that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on between them directly and without the intervention of any other party in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

1.16 Exclusive Dealing - Until the later of the Closing Time or other termination of this Agreement, the Vendor and Corporation each agree not to directly or through intermediaries enter into any agreement, discussion or negotiation with, or provide information to, any other corporation, firm or any other person or solicit, encourage, entertain or consider any inquiries or proposals, with respect to:

     (1)  any offers to purchase all or any portion of the Purchased Shares;

     (2)  the possible disposition of a material portion of the Corporation; or

     (3) any business combination involving the Corporation, whether by way of merger, consolidation, share exchange or other transaction.


                                   ARTICLE VII
            CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PURCHASER AND THE VENDOR OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

1.17 Purchaser's Conditions - The obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part):

     (1) Truth and Accuracy of Representations of Vendor at Closing Time - All of the representations and warranties of the Vendor made in or pursuant to this Agreement (including the Schedules hereto) or in agreement, certificate or other document delivered or given pursuant to this Agreement, including, without limitation, the representations and warranties set forth in Article IV, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby).

     (2) Performance of Obligations - The Vendor shall have complied with and performed in all respects its obligations, covenants and agreements herein.

     (3) Consents, Authorizations and Registrations - Except for consents which are required from the Bank of Nova Scotia in connection with certain SBIL loans to the Corporation and a consent required under the lease described in Schedule 4.1(s) and not yet received, all consents, approvals, orders and authorizations of any persons or governmental or administrative authorities in Canada or elsewhere (or registrations, declarations, filings or recordings with any such authorities), including any such consents or approvals required under any of the leases or licences of real property listed in SCHEDULE 4.1(s), in form and terms satisfactory to counsel for the Purchaser and compliance with any conditions thereof required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof shall have been obtained on or before the Closing Time.

     (4) Legal Matters - The title of the Corporation to its assets and undertaking, the form of and documentation relating to the transfer of the Purchased Shares by the Vendor to the Purchaser, the legality of the incorporation and organization of the Corporation, the due creation and issuance as fully paid of all of the outstanding shares in the capital of the Corporation and all corporate proceedings of the

          Corporation, its shareholders and directors, and all matters which in the reasonable opinion of counsel for the Purchaser are material in connection with the transactions herein contemplated shall be subject to the favourable opinion of such counsel and all relevant documents, records and information shall be made available by the Vendor for review by such counsel for that purpose.

1.18 Vendor's Conditions - The obligation of the Vendor to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part):

     (1) Truth and Accuracy of Representations of Purchaser at Closing Time - All of the representations and warranties of the Purchaser made in or pursuant to this Agreement (including the Schedule hereto) or in any agreement, certificate or other document delivered or given pursuant to this Agreement, including without limitation the representations and warranties set forth in Article V hereof, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time.

     (2) Performance of Obligations - The Purchaser shall have complied with and performed in all respects all its obligations, covenants and agreements herein.

1.19 Non-Performance of Conditions for the Benefit of the Purchaser - In the event that any of the conditions set forth in Section 7.1 shall not be fulfilled and/or performed at or before the Closing Time, the Purchaser may terminate this Agreement by notice in writing to the Vendor, and the Purchaser shall thereupon be released from all obligations under this Agreement and the Vendor shall also be released from all obligations under this Agreement, provided any of the said conditions may be waived in whole or in part by the Purchaser at any time without prejudice to its right of termination in the event of a non-fulfilment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Purchaser only if the same is in writing. Upon such termination, within ninety (90) days of written demand by the Purchaser, the Vendor shall repay the principal amount of the Bridge Loan to the Purchaser, together with interest thereon calculated at 8% per annum.

1.20 Non-Performance of Conditions for the Benefit of the Vendor - In the event that any of the conditions set forth in Section 7.2 shall not be fulfilled and/or performed at or before the Closing Time, the Vendor may terminate this Agreement by notice in writing to the Purchaser, and the Vendor shall thereupon be released from all obligations under this Agreement and the Purchaser, then the Purchaser shall also be released from all obligations under this Agreement, provided any of the said conditions may be waived in whole or in part by the Vendor at any time without prejudice to its right of termination in the event of a non-fulfilment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Vendor only if the same is in writing. Upon such termination, within ninety (90) days of written demand by the Purchaser, the Vendor shall repay the principal amount of the Bridge Loan to the Purchaser, together with interest thereon calculated at 8% per annum.

1.21 Acceptance of Notice of Non-Fulfilment

     (1) The Purchaser covenants and agrees that in the event that at the Closing Time, any condition or conditions for the benefit of the Purchaser set out in this Article VII have not been fulfilled and/or performed to the reasonable satisfaction of the Purchaser and such condition or conditions is or are not reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Vendor, and the Vendor has, at or prior to the Closing Time, made complete and accurate disclosure in writing, referring specifically to the provisions of this Section 7.5 to the Purchaser of the facts relating to its failure to fulfill and/or perform such condition or conditions, and the Purchaser elects to complete the purchase and sale of the Purchased Shares, except as otherwise agreed by the Purchaser and the Vendor, the Vendor shall not be liable to the Purchaser hereunder for breach of any covenant, representation or warranty in respect of the matter so disclosed.

     (2) The Vendor covenants and agrees that in the event that at the Closing Time, any condition or conditions for the benefit of the Vendor set out in this Article VII have not been fulfilled and/or performed to the reasonable satisfaction of the Vendor and such condition or conditions is or are not reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Purchaser, and the Purchaser has, at or prior to the Closing Time, made complete and accurate disclosure in writing, referring specifically to the provisions of this Section 7.5 to the Vendor of the facts relating to its failure to fulfill and/or perform such condition or conditions, and the Vendor elects to complete the purchase and sale of the Purchased Shares, except as otherwise agreed by the Purchaser and the Vendor, the Purchaser shall not be liable to the Vendor hereunder for breach of any covenant, representation or warranty in respect of the matter so disclosed.


                                  ARTICLE VIII
                    COVENANTS OF THE VENDOR AND THE PURCHASER

1.22 Investigations - The Vendor shall cause the Corporation to permit the Purchaser and its employees, agents, counsel and accountants or other representatives, between the date hereof and the Closing Time, without interference to the ordinary conduct of the Business, to have free and unrestricted access during normal business hours to the premises and personnel of the Corporation, to all the books, accounts, records and other data of the Corporation (including, without limitation, all corporate, accounting and tax records, guarantees, agreements, title documentation, surveys, minute books, share certificate books, tax returns and related correspondence, and financial statements of the Corporation) and to the properties and assets of the Corporation, and to furnish to the Purchaser such financial and operating data and other information with respect to the Business, legal condition, properties and assets of the Corporation as the Purchaser shall from time to time consider necessary or desirable to enable confirmation of the matters represented, warranted and covenanted herein. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Corporation.

1.23 Confidentiality - In the event of the termination of this Agreement without consummation of the transactions contemplated hereby, the Purchaser will use its best efforts to keep confidential any information (unless in the public domain) obtained from the Corporation or the Vendor. If this Agreement is so terminated, promptly after such termination, all documents, working papers and other written material obtained from one party in connection with this Agreement and not theretofore made public (including all copies thereof), shall be returned to the party which provided such material or, in lieu thereof, a certificate in writing confirming that the information in question has been destroyed.

1.24 Non-Waiver - No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Vendor herein or in any agreement, certificate or any other document delivered or given pursuant hereto.

1.25 Covenants of the Vendor - The Vendor covenants and agrees that the Vendor shall do the following:

     (1) Corporate Documents - Forthwith following the execution of this Agreement the Vendor will supply the Purchaser with the Certificate of Incorporation and any Articles of amendment or amalgamation of the Corporation and all minute and share certificate books of the Corporation. Any deficiencies discovered by the Purchaser following an investigation of such documents, and records, shall be corrected to the satisfaction of the Purchaser prior to the Closing Date. A copy of any resolution or by-law passed or minutes of any meeting held by the Corporation's directors or shareholders between the date hereof and the Closing Date shall be delivered to the Purchaser prior to such date.

     (2) Conduct Business in Ordinary Course - Except as otherwise contemplated or permitted by this Agreement, the Vendor shall cause the Corporation during the period from the date of this Agreement to the Closing Time, to conduct the Business in the ordinary and usual course thereto and not, without the prior written consent of the Purchaser, to enter into any transaction or do any thing which, if effected before the date of this Agreement, would constitute or would cause a material breach of the covenants, representations and warranties contained herein. On Closing, the Vendor shall provide the Purchaser with updated management prepared financial statements as of November 30, 1998, which shall be certified by the Vendor and comprehensively reflect all material changes and the financial position of the Corporation from the date of the Financial Statements up to such date. The Vendor acknowledges its obligation to provide the Purchaser with financial statements to the Effective Date, to be provided as soon as possible but in no event later than 30 days thereafter.

     (3) Correctness of Representations and Warranties - The Vendor shall cause each of the covenants, representations and warranties of the Vendor contained herein, including, without limitation, Article IV, to remain true and correct until and at each of the Effective Date and the Closing Time.

     (4) Continue Insurance - The Vendor shall cause the Corporation during the period from the date of this Agreement to the Closing Time, to continue in force and effect, and to renew, when necessary, all existing policies of insurance presently maintained by the Corporation and to give all notices and present all claims under all such policies of insurance in due and timely fashion and to promptly advise the Purchaser of any such claims.

     (5) Perform Obligations - The Vendor shall cause the Corporation during the period from the date of this Agreement to the Closing Time, to comply with all laws and other obligations affecting the operation of the Business and to pay all required taxes and tax installments, including without limitation, income, corporate, retail, excise and realty taxes.

     (6) Transfer of Purchased Shares - The Vendor shall take and cause the Corporation to take all necessary steps and proceedings as are necessary to permit all of the

          Purchased Shares to be duly and regularly transferred to the Purchaser or its nominee(s) at the Closing.

     (7) Resignation of Directors and Officers - The Vendor shall cause such directors and officers of the Corporation as the parties may agree to resign in favour of nominees of the Purchaser, such resignations to be effective as at the Closing Time, and shall cause the board of directors and officers of the Corporation at the Closing Time to be those persons nominated by the Vendor provided that while the Promissory Note is outstanding, the Purchaser will ensure that the Vendor is a director of the Corporation.

     (8) Resignation of Auditors - The Vendor shall cause the present auditors of the Corporation to resign, such resignation to be effective as at the Closing Time.

     (9) Evidence of Payments of Tax and Title - Upon request, the Vendor shall furnish the Purchaser with evidence satisfactory to the Purchaser that at the Closing Time there are no arrears of or liabilities for taxes (including taxes on income), rates, assessments or other charges adversely affecting the assets of the Corporation not shown as accruals or allowances on the Financial Statements except taxes, rates, assessments or other charges accruing in the ordinary and usual course of the Business subsequent to the date of the Financial Statements and that at the Closing Time all of the assets of the Corporation shall be owned by the Corporation with good and marketable title thereto, free and clear of all mortgages, liens, charges, pledges, security interests, demands, rights, adverse claims and other encumbrances of any nature or kind, except as may be otherwise disclosed in this Agreement (including the Schedules hereto).

     (10) Representation Evidence by the Vendor - Upon request, the Vendor shall furnish the Purchaser at the Closing Time with evidence (which may include statutory declarations made by the Vendor and officers of the Corporation) satisfactory to the Purchaser that the facts with respect to each of the representations and warranties of the Vendor contained herein or in any Agreement, certificate or any other document delivered or given pursuant hereto, are true and correct as at each of the Effective Date and the Closing Time, provided that the receipt of such evidence and the closing of the transaction of purchase and sale herein shall not act as a waiver of the covenants, representations and warranties of the Vendor or the Corporation contained herein or any agreement, certificate or any other document delivered or given pursuant hereto, which covenants, representations and warranties shall continue in full force and effect as provided for herein.

     (11) Payments of Taxes - Cause the Corporation, up to the Closing Date, to duly and expeditiously file all tax returns required to be filed by it (all such returns being subject to the prior approval of the Purchaser) and, except where otherwise specified by the Purchaser, to promptly pay all taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing; not suffer or permit the Corporation, without the prior consent of the Purchaser, to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency.

     (12) No Encumbrances - The Vendor shall transfer Purchased Shares to the Purchaser at the Closing Time free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, demands, rights and other encumbrances of any nature or kind.

     (13) Opinion of Counsel for the Vendor and the Corporation - The Vendor shall cause to be delivered to the Purchaser at the Closing Time an opinion dated the Closing Date, from counsel for the Vendor and the Corporation in the form annexed hereto as SCHEDULE 8.4(m).

     (14) Release of the Corporation - The Vendor shall deliver and cause to be delivered to the Purchaser at the Closing Time executed releases by the Vendor and by each director and officer of the Corporation and such other persons as the Purchaser may specify, each such release to be in the form annexed hereto as SCHEDULE 8.4(n).

     (15) Employment Agreement - The Vendor shall deliver and cause to be delivered to the Purchaser at the Closing Time an executed Employment Agreement in the form of Employment Agreement annexed hereto as
          SCHEDULE 8.4(o).

     (16) Deliveries and Assurances - The Vendor shall deliver and cause to be delivered to the Purchaser at the Closing Time all required deliveries as set out herein together with all assurances, transfers, assignments, certificates and other documents as the Purchaser's solicitors consider reasonably necessary or desirable to validly and effectively complete the transactions contemplated by this Agreement including, without limitation, the transfer of the Purchased Shares from the Vendor to the Purchaser.

1.26 Covenants of the Purchaser - The Purchaser covenants and agrees that the Purchaser shall do the following:

     (1) Correctness of Representations and Warranties - The Purchaser shall cause each of the covenants, representations and warranties of the Purchaser contained herein, including, without limitation, Article V, to remain true and correct until and at each of the Effective Date and the Closing Time.

     (2) Representation Evidence by the Purchaser - The Purchaser shall furnish the Vendor at the Closing Time with evidence (which may include a statutory declaration made by an officer of the Purchaser) satisfactory to the Vendor that the facts with respect to each of the representations and warranties of the Purchaser contained herein are true and correct as at each of the Effective Date and Closing Time, provided that the receipt of such evidence and the closing of the transaction of purchase and sale herein shall not act as a waiver of the covenants, representations and warranties of the Purchaser contained herein, which covenants, representations and warranties shall continue in full force and effect as provided for herein.

     (3) Opinion of Counsel for the Purchaser - The Purchaser shall cause to be delivered to the Vendor and the Corporation at the Closing Time an opinion dated the Closing Date, from counsel for the Purchaser in the form annexed hereto as SCHEDULE 8.5(c). The Purchaser further covenants to cause to be delivered to the Vendor with the IBC Shares, when issued in accordance with the terms of this Agreement, an opinion from US counsel to the Purchaser concerning compliance with applicable US laws.

     (4) Release of the Vendor - The Purchaser shall deliver and cause to be delivered to the Vendor at the Closing Time an executed release by the Corporation, such release to be in the form annexed hereto as SCHEDULE 8.5(d).

     (5) Deliveries and Assurances - The Purchaser shall deliver and caused to be delivered at the Closing Time to the Vendor all required deliveries as set out herein, together with all other documents as the Vendor's solicitors consider reasonably necessary or desirable to validly and effectively complete the transactions contemplated by this Agreement.


                                   ARTICLE IX
                     SURVIVAL OF REPRESENTATIONS, WARRANTIES
                    AND COVENANTS OF THE VENDOR AND PURCHASER

1.27 Survival of Representations, Warranties and Covenants of the Vendor - The representations, warranties and covenants of the Vendor contained in this Agreement or in any agreement, certificate or any other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of 1 year from the Closing Date, subject to Article X.

1.28 Survival of Representations, Warranties and Covenants of the Purchaser The covenants, representations and warranties of the Purchaser contained in this Agreement or in any agreement, certificate or any other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor until the expiration of the period referred to in subsection 9.1(a) but subject to Article X.


                                    ARTICLE X
                                 INDEMNIFICATION

1.29 Vendor to Indemnify - Subject to the limitations hereinafter provided in this Article X, the Vendor covenants and agrees to indemnify and save harmless the Purchaser and the Corporation, their respective officers, directors, shareholders, lenders and affiliates, of and from:

     (1) all debts, liabilities, contracts or engagements whatsoever, including any liabilities for federal, provincial, sales, excise, income, corporate or any other taxes of the Corporation, existing at the Closing Time and not disclosed on or included in the Balance Sheet save and except those liabilities disclosed in this Agreement (including the Schedules hereto) or accruing or incurred subsequent to the date of the Balance Sheet in the ordinary course of the Business and none of which is materially adverse to the Business, or the operations, assets, properties or financial condition of the Corporation;

     (2) all contingent liabilities which the Corporation becomes obligated to pay, existing at the Closing Time, not disclosed or reflected in the Balance Sheet or notes forming part of the Financial Statements or elsewhere in this Agreement (including the Schedules hereto);

     (3) any assessment or reassessment for income, franchise or corporate tax, interest and/or penalties for any period up to and including the Closing Date for which no adequate reserve has been provided and disclosed or reflected in the Financial Statements, except to the extent that the assessment or reassessment disallows an expense or a deduction claimed by the Corporation the amount of which the Corporation is or will be entitled, for any subsequent taxation year, to claim as capital cost allowances pursuant to the regulation to the Income Tax Act (Canada) or claim as an expense or other deduction in computing its income under the Income Tax Act (Canada) in which case the Vendor shall bear the full risks of any interest or penalties attributable to such timing difference;

     (4) any loss suffered by the Purchaser or the Corporation as a result of any breach of any representation, warranty or covenant of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement;

     (5) any claims by or liabilities to any third party with whom the Vendor or his agents and affiliates have had discussions regarding the disposition of the Purchased Shares made or incurred in relation to or as a result of or in connection with the consummation of the transactions contemplated by this Agreement; and

     (6) all claims, actions, causes of action, damages, losses, liabilities, demands, costs and expenses (including legal expenses on a solicitor-client basis) in respect of the foregoing.

Subject to the limitations hereinafter provided in this Article X, the liability of the Vendor under this Section 10.1 shall cease upon the expiration of the respective limitation periods set out in Article IX unless the Vendor shall have been given notice by the Purchaser of any claim hereunder pursuant to this
Section 10.1 prior to such date in which event the limitation period shall not apply with respect to such claim.

1.30 Notification to Vendor - The Purchaser shall forthwith notify the Vendor of any debts, liabilities, contracts, engagements, assessments, reassessments or losses, or other amounts for which the Vendor may be liable under Section 10.1 and the Vendor shall have the right to participate in any negotiations with respect thereto. If the Corporation receives an assessment or reassessment in respect of which the indemnity of the Vendor hereunder may extend or relate, the Purchaser shall cause the Corporation forthwith after receipt thereof to deliver to the Vendor a copy of such assessment or reassessment and the Purchaser shall notify the Vendor of its claim, if any, against the Vendor under the within indemnity within ninety (90) days after receipt of such assessment or reassessment and the Purchaser shall take all action necessary to preserve the Corporation's right to object to the assessment or reassessment. Unless the Purchaser shall have complied with the provisions of the immediately preceding sentence, the liability of the Vendor to indemnify the Purchaser or the Corporation with respect to such assessment or reassessment shall cease provided that general notice from either the Purchaser or the Corporation that circumstances have arisen which may lead to an indemnity being sought will be sufficient notice.

1.31 Right of Vendor to Defend - The Vendor shall at all times have the right at its sole and only expense to participate in any negotiations regarding, and dispute and contest in the name of the Corporation, any claim for amounts for which the Vendor may be liable under Section 10.1 and so long as the Vendor is defending such claim in good faith, the Purchaser shall not settle or compromise the same; provided, however, that with respect to any assessment or reassessment for income, corporate, sales, excise or other tax, the right of the Vendor to so contest shall only apply after the payment of any such assessment or reassessment by the Vendor on behalf of the Corporation if payment is, at law, a pre-condition to the right to contest the assessment or reassessment. If the Vendor does not elect to defend such claim, the Purchaser shall have no obligation to do so. The payment of any such assessment or reassessment by the Vendor on behalf of the Corporation shall be repaid to the Vendor if repaid by the taxing authority, together with any interest thereon paid by the taxing authority; provided, however, that notwithstanding anything elsewhere contained in this Section 10.3, if any such contest or settlement shall also involve matters which could affect the future tax liabilities of the Corporation or the Purchaser, then any such contest or settlement must be handled or conducted to the mutual satisfaction and agreement of the Vendor, the Corporation and the Purchaser. The Purchaser will fully cooperate and will cause the Corporation to fully cooperate with the Vendor and its counsel in any proceedings with respect to any such amounts and shall give the Vendor reasonable access to all documents relating thereto.

1.32 Purchaser to Indemnify - Subject to the limitations hereinafter provided in this Article X, the Purchaser covenants and agrees to indemnify and save harmless the Vendor of and from:

     (1) any loss suffered by the Vendor as a result of any breach of representation, warranty or covenant of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement; and

     (2) all claims, actions, causes of action, damages, losses, liabilities, demands, costs and expenses (including legal expenses on a solicitor-client basis) in respect of the foregoing.

Subject to the limitations hereinafter provided in this Article X, the liability of the Purchaser under this Section 10.4 shall cease upon the expiration of the respective limitation periods set out in Article IX unless the Purchaser shall have been given notice of any claim hereunder by the Vendor pursuant to this
Section 10.4 prior to such date in which event the limitation period shall not apply with respect to such claim.

1.33 Notification to Purchaser - The Vendor shall forthwith notify the Purchaser of any amounts for which the Purchaser may be liable under Section 10.4 and the Purchaser shall have the right to participate in any negotiations with respect thereto.

1.34 Right of Purchaser to Defend - The Purchaser shall at all times have the right in its sole and only expense to participate in any negotiations regarding, and dispute and contest in the name of the Vendor, any claim for amounts for which the Purchaser may be liable under Section 10.4 and so long as the Purchaser is defending such claim in good faith, the Vendor shall not settle or compromise the same. If the Purchaser does not elect to defend such claim, the Vendor shall have no obligation to do so. The Vendor will fully cooperate with the Purchaser and its counsel in any proceedings with respect to any such amounts and shall give the Purchaser reasonable access to all documents relating thereto.

1.35    Limitations

     (1) The Vendor shall not be obligated to make any payment to the Purchaser or the Corporation in respect of any amount payable by the Vendor to either or both them under this Article X unless, and then only to the extent that, in the case of one payment, the amount exceeds $20,000, or in the event that the aggregate of such amounts exceeds $30,000.

     (2) The Purchaser shall not be obligated to make any payment to the Vendor in respect of any amount payable by the Purchaser to the Vendor under this Article X unless, and then only to the extent that, in the case of one payment, the amount exceeds $20,000, or in the event that the aggregate of such amounts exceeds $30,000.

     (3)  Nothing contained in this Agreement, including without limitation,
          Section 9.1, shall limit the liability of the Vendor to the Purchaser or the Corporation by reason of any fraudulent breach of representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, or limit the time within which a claim hereunder on account of such fraudulent breach may be made.

     (4)  Nothing contained in this Agreement, including without limitation,
          Section 9.2, shall limit the liability of the Purchaser to the Vendor by reason of any fraudulent breach of representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, or limit the time within which a claim hereunder on account of such fraudulent breach may be made.

     (5) The remedies available to the Purchaser, the Vendor and the Corporation under this Agreement are in addition to and without limitation to any other remedy available at law or in equity.


                                   ARTICLE XI
                                     CLOSING

1.36 The Closing - The sale and purchase of the Purchased Shares hereunder shall be completed at the Closing Time at the offices of Weir & Foulds, 130 King Street West, Suite 1600, Toronto, Ontario, M5X 1J5 or at such other location as may be mutually agreed upon by the parties hereto.

1.37 Tender - Any tender of documents or money hereunder may be made upon the parties hereto or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheques payable in Canadian funds and certified by a Canadian chartered bank or trust company.


                                   ARTICLE XII
                                     GENERAL

1.38 Public Notices - The parties hereto hereby agree that all press releases, public announcements, notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly prepared, planned and co-ordinated and no party hereto shall act unilaterally in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure shall be required to meet timely disclosure obligations of any party under applicable securities laws and stock exchange rules in circumstances where prior consultation with the other party is not practicable.

1.39 Expenses - All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. However, the cost of drafting the Letter of Intent, this Agreement and the completion of financial statements of the Corporation by an accounting firm designated by the Purchaser shall be borne by the Purchaser.

1.40 Time - Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

1.41 Notices - All payments and communications which may be or are required to be given by either party to the other herein, shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail or telecopier to the parties at their following respective addresses:

           For:       BOB BAGGA
                      7 Fern Avenue
                      Richmond Hill, ON   L4B 3R7

with a copy to:       THOMAS P. POWERS
                      Margolis Partnership
                      Barristers and Solicitors
                      30 St. Clair Avenue West
                      Suite 1108
                      Toronto, ON   M4V 3A1

                      Facsimile: (416) 968-7702

           For:       BARTER BUSINESS EXCHANGE INC.
                      The Airway Centre
                      5955 Airport road, Suite 224
                      Toronto, ON   L4V 1R9

                      Facsimile: (905) 678-9606

with a copy to:       THOMAS P. POWERS
                      Margolis Partnership
                      Barristers and Solicitors
                      30 St. Clair Avenue West
                      Suite 1108
                      Toronto, ON   M4V 3A1

                      Facsimile: (416) 968-7702

           For:       INTERNATIONAL BARTER CORP.
                      61 West 62nd Street
                      19D
                      New York, NY   10023

                      Attention: Mr. Steven White,
                                 Chairman, CEO and President

                      Facsimile: (212) 757-3881

with a copy to:       WEIR & FOULDS
                      Barristers and Solicitors
                      130 King Street West
                      Suite 1600
                      Toronto, ON   M5X 1J5

                      Attention:  Mr. Wayne Egan

                      Facsimile: (416) 365-1876

and if any such payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing thereof and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to



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any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third (3rd) Business Day following the mailing thereof, then the mailing of any such payment or communication as aforesaid shall not be an effective means of sending the same but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address hereinbefore set forth by notice to the other of them in accordance with this section.

1.42 Governing Law - This Agreement and the rights and obligations and relations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of laws rules). The parties hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party hereto does hereby attorn to the jurisdiction of the Courts of the Province of Ontario.

1.43 Headings - The index to and headings in this Agreement and in the Schedules hereto are inserted solely for convenience of reference and do not affect the interpretation thereof or define, limit or construe the contents of any provision of this Agreement.

1.44 Assignment - Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party hereto without the prior written consent of each of the other parties, which consent may be unreasonably withheld. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors (including any successor by reason of amalgamation of any party hereto) and permitted assigns.

1.45 Entire Agreement - With respect to the subject matter of this Agreement, and save and except for the Bridge Loan, this Agreement (a) sets forth the entire agreement between the parties hereto and any persons who have in the past or who are now representing either of the parties hereto, (b) supersedes all prior understandings and communications between the parties hereto or any of them, oral or written, including, without limitation, the Letter of Intent and
(c) constitutes the entire agreement between the parties hereto. Each party hereto acknowledges and represents that this Agreement is entered into after full investigation and that no party is relying upon any statement or representation made by any other which is not embodied in this Agreement. Each party hereto acknowledges that he or it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by each of the parties hereto.

1.46 Further Assurances - The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before, at or after the Closing Time.

1.47 Counterparts - This Agreement may be executed in any number of counterparts and all such counterparts shall for all purposes constitute one agreement, binding on the parties hereto, provided each party hereto has executed at least one counterpart, and each shall be deemed to be an original, notwithstanding that all parties are not signatory to the same counterpart.

1.48 Waiver - The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this Agreement will not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this Agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. The exercise by any party to this Agreement of any of its rights provided by this Agreement will not preclude or prejudice such party from exercising any other right it may have by reason of this Agreement or otherwise, irrespective of any previous action or proceeding taken by it hereunder. Any waiver by any party hereto of the performance of any of the provisions of this Agreement will be effective only if in writing and signed by a duly authorized representative of such party.

1.49 Negotiation - This Agreement has been negotiated and approved by counsel on behalf of all parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

     IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:


-------------------------------------
Witness                                 BOB BAGGA

                                        BARTER BUSINESS EXCHANGE INC.


                                        Per:
                                        Name:  Bob Bagga
                                        Title: President


                                        INTERNATIONAL BARTER CORP.


                                        Per:
                                        Name:  Steven White
                                        Title: Chairman, Chief Executive Officer
                                               and President



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